Exhibit 3.172
SECRETARY OF THE
COMMONWEALTH
02 JUN 27 AM 10:12
CORPORATION DIVISION
Examiner
Name
Approved
COPY
C    ☐

P     ☐
M    ☐
R.A. ☐
 P.C.
The Commonwealth of Massachusetts
William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512
ARTICLES OF ORGANIZATION
(General Laws, Chapter 156B)
ARTICLE I
The exact name of the corporation is:
ATLANTIC WASTE HOLDING COMPANY, INC.
ARTICLE II
The purpose of the corporation is to engage in the following business activities:
To conduct a general business of waste removal for the general public.
To do all things reasonably necessary, appropriate, or ancillary to the general conduct of the business.
To acquire, hold manage, and dispose of ownership, leasehold, tenancy, easement or profit, and license interests in all kinds of real and personal property.
To enter into, make and perform contracts of every kind and description with any person, firm or association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.
To borrow money, to issue notes, bonds or other obligations, secured or unsecured, of the corporation for any purpose for which it is incorporated, to undertake, assume or guarantee the obligations or liabilities of others, whether or not controlling, controlled by or under common control with this corporation, and to mortgage, pledge or otherwise encumber any and all of its real or personal property for the benefit of others, whether or not as determined by this corporation to be furtherance of its business purposes.
The foregoing clauses are to be construed both as purposes and powers, and it is hereby expressly provided that the enumeration hereof of specific purposes and powers shall not be held to limit or restrict in any manner the exercise and enjoyment of all the general purposes and powers of corporations organized under Chapter 156B of the Massachusetts General Laws.
Note: If the space provided, under any article or item on this form is insufficient additions shall be set forth on one side only of separate 8 1/2 x 11 sheets of paper with a left margin of at least 1 inch. Additions to more than one article may be made on a single sheet so long as each article requiring each addition is clearly indicated.

ARTICLE III
State the total number of shares and par value, if any, of each class of stock which the corporation is authorized to issue.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
Common:	20,000	Common:	N/A
Preferred:	N/A	Preferred:	N/A
ARTICLE IV
If more than one class of stock is authorized, state a distinguishing designation for each class. Prior to the issuance of any shares of a class, if shares of another class are outstanding, the corporation must provide a description of the preferences, voting powers, qualifications, and special or relative rights or privileges of that class and of each other class of which shares are outstanding and of each series then established within any class.
ARTICLE V
The restrictions, if any, imposed by the Articles of Organization upon the transfer of shares of stock of any class are:
None
ARTICLE VI
**Other lawful provisions, if any, for the conduct and regulation of the business and affairs of the corporation, for its voluntary dissolution, or for limiting, defining, or regulating the powers of the corporation, or of its directors or stockholders, or of any class of stockholders:
None

** If there are no provisions state “None”:
Note: The preceding six (6) articles are considered to be permanent and may ONLY be changed by filing appropriate Articles of Amendment.

ARTICLE VII
The effective date of organization of the corporation shall be the date approved and filed by the Secretary of the Commonwealth. If a later effective date is desired, specify such date which shall not be more than thirty days after the date of filing.
ARTICLE VIII
The information contained in Article VIII is not a permanent part of the Articles of Organization.
a. The street address (post office boxes are not acceptable) of the principal office of the corporation in Massachusetts is:
     30 Bourne Road, Plymouth, Massachusetts
b. The name, residential address and post office address of each director and officer of the corporation is as follows:

	NAME	RESIDENTIAL ADDRESS	POST OFFICE ADDRESS
President:	Julie A. Latini	30 Bourne Road	P.O. BOX 1650
		Plymouth, MA 02360	Plymouth, MA 02360

Treasurer:	George Latini	30 Bourne Road	P.O. BOX 1650
		Plymouth, MA 02360	Plymouth, MA 02360

Clerk:	Julie A. Latini	Same as above	Same as above

Directors:	Julie A. Latini	Same as above	Same as above

	George Latini	Same as above	Same as above
c. The fiscal year (i.e., tax year) of the corporation shall end on the last day of the month of December
d. The name and business address of the resident agent, if any, of the corporation is: N/ A
ARTICLE IX
By-laws of the corporation have been duly adopted and the president, treasurer, clerk and directors whose names are set forth above, have been duly elected.
IN WITNESS WHEREOF AND UNDER THE PAINS AND PENALTIES OF PERJURY. I/we, whose signature(s) appear below as incorporator(s) and whose name(s) and business or residential address(es) are clearly typed or printed beneath each signature do hereby associate with the intention of forming this corporation under the provisions of General Laws, Chapter 156B and do hereby sign these Articles of Organization as incorporator(s) this 26th day of June, 2002.
/s/ Lothrop Withington III
Lothrop Withington III, Esquire
15 Caswall Lane
Plymouth, MA 02360
Note: If an existing corporation is acting as incorporator, type to the exact name of the corporation, the state or other jurisdiction where it was incorporated, the name of the person signing on behalf of said corporation and the title he/she holds or other authority by which such action is taken.